Exhibit 10.54

                              CONSULTING AGREEMENT

     AGREEMENT made as of this 1st day of May, 1995 by and between Harjac Consulting Corp., a New York corporation, having a business address of 150 East 61st Street, New York, New York 10021 (hereinafter sometimes referred to as the "Consultant"), and Concord Camera Corp., a New Jersey corporation, having a business address of 35 Mileed Way, Avenel, New Jersey 07001 (hereinafter sometimes referred to as "Concord").

                              W I T N E S S E T H

     WHEREAS, the Consultant desires to perform certain services for Concord pursuant to the terms and conditions of this Agreement; and

     WHEREAS, Concord desires to accept the services of the Consultant pursuant to the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. PARTIES -- The parties to this Agreement are Harjac Consulting Corp., a New York corporation, having a business address of 150 East 61st Street, New York, New York 10021 (hereinafter sometimes referred to as the "Consultant"), and Concord Camera Corp., a New Jersey corporation, having a business address of 35 Mileed Way, Avenel, New Jersey 07001 (hereinafter sometimes referred to as "Concord").

     2. NATURE OF AGREEMENT -- This Agreement shall be a consulting agreement by which the Consultant is to work with, advise, assist and consult with Concord in the preparation and/or completion of the following projects and such other matters as may from time to time be requested by Concord. To fulfill its function, the Consultant has designated the availability of Steve Jackel ("Jackel"). Jackel shall in addition to his other rights, duties and responsibilities be invited as an observer to Board of Directors meetings except as prohibited as a matter of law or if Concord is advised by its counsel that Jackel should not be in attendance at such meetings.

     Projects

     (a) Develop Business, Financial, Marketing and Strategic Plan(s) for Fiscal Year ending June 30, 1996 and years thereafter;

     (b)  Develop Corporate and Branch Structure and Table of Organization;


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     (c)  Submit, interview and recommend Senior Management Candidates to CEO;

     (d) Coordinate and assist in developing International and Domestic Sales and Marketing Strategy(ies);

     (e) Participate and coordinate in final decision on worldwide packaging program;

     (f)  Coordinate worldwide information technology plan in the areas of:
          (1)  Control of inventory
          (2)  Manufacturing & Sales schedules
          (3)  Expense control
          (4)  Accounting
          (5)  Financial and Operational Reporting and Information;

     (g) Year by year Business, Financial, Marketing and strategic plans through the year 2000;

     (h) Consolidation of 1) US, Canadian and Panama branches and 2) European branches (UK, France, Germany and Hungary);

     (i)  Locate and recommend acquisitions and corporate opportunities;

     (j) Assist with the management of Concord and subsidiaries as requested by the CEO;

     (k) The foregoing list is not intended to represent the only projects to be undertaken by Consultant. Concord may at its discretion and at any time and from time to time add or delete projects from the foregoing list.

The parties acknowledge that the failure to complete one or more of the foregoing projects does not constitute a breach of this Agreement and such failure shall have no effect on the payment or other obligations of Concord hereunder. Consultant acknowledges that Concord is an international company with branches, customers, vendors and business contacts located throughout the world and as such in order for the Consultant to perform the services outlined in this agreement, Consultant will have to travel both domestically and internationally on behalf of Concord and in performance of Consultant's services to Concord. The parties further acknowledge that the completion of the foregoing projects is, in part, dependent upon the financial condition and business status of Concord.

     3. EFFECTIVE DATE OF AGREEMENT -- The effective date of this Agreement shall be May 1, 1995.

     4. TERM OF AGREEMENT -- Unless sooner terminated as hereinafter provided, the term of this Agreement (the "Term") shall be for a period of one year.


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     5. CONSULTING FEE -- The Consultant's fee for providing its services pursuant to the terms and conditions of this Agreement shall be $20,000 payable at the beginning of each month during the Term and $60,000 payable on September 1, 1995, provided that the Term has not been earlier terminated pursuant to paragraph 11 of this Agreement.

     6. BONUS CONSULTING FEE -- Concord may provide a bonus consulting fee to the Consultant which bonus shall be related to the Consultant's performance and/or Concord's financial performance and be based on the same criteria to be included in Concord's to be established Incentive Compensation Plan. It is understood and agreed by the parties that such bonus shall be given in Concord's sole discretion.

     7. STOCK OPTIONS -- Upon signing this Agreement, and effective as of May 1, 1995, Consultant shall be granted an option (the "Option") to acquire up to 100,000 shares of common stock of Concord, which Option shall be in form and substance as set forth on the exhibit to this Agreement.

     8. EXPENSES -- Concord agrees to reimburse the Consultant within five (5) days of receipt of any bills for Consultant's reasonable out-of-pocket costs and expenses related to the performance of this Agreement by Jackel. Said costs and expenses shall include but not be limited to the following:

     (a) health benefits identical to those currently being maintained by Steve Jackel in an amount not to exceed Six Hundred Sixty Five Dollars ($665.00) per month.

     (b) term life insurance in the face amount of One Million Dollars ($1,000,000.00) with the premium not to exceed Nine Thousand Dollars ($9,000.00) per year.

     (c) cost and expenses incurred relevant to Steve Jackel's use, operation and garaging of an automobile in connection with the performance of his duties pursuant to the terms of this Agreement. Such automobile expenses shall include commutation expenses. The total cost incurred by Concord pursuant to this subparagraph shall not exceed Two Thousand Dollars ($2,000.00) per month.

     (d) travel and lodging expenses incurred by the Consultant in the performance of its duties hereunder.

     (e) long term disability with the premium amount not to exceed Seven Thousand Dollars ($7,000.00) per year.

     (f) such other expenses as the Consultant may from time to time reasonably incur in connection with the performance of the Consultant under this Agreement.

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     9. INDEMNIFICATION -- From time to time, upon the request by the Consultant subject to the exclusions in the following indemnity provisions, Concord agrees to reimburse the Consultant for all reasonable travel, legal and other out-of-pocket expenses related to assisting Concord, at its request, to prepare for or defend against any action, suit, proceeding or claim brought or threatened to be brought against Concord or by Concord against a third party arising out of or in any way related to the transactions contemplated herein and in providing evidence, producing documents or otherwise participating in any such action, suit, proceeding or claim. In the event the Consultant is required to appear after termination of this Agreement at a judicial or regulatory hearing in connection with the Consultant's engagement hereunder, or Consultant's role in connection therewith, Concord agrees to pay the Consultant a sum, to be mutually agreed upon by the Consultant and Concord, per diem for each day of such Consultant's appearance and each day of preparation thereof.

     Since the Consultant will be acting on behalf of Concord in connection with this matter, Concord agrees to indemnify and hold harmless the Consultant and its affiliates, the respective directors, officers, agents and employees of the Consultant and its affiliated entities and each other person, if any, controlling the Consultant or any of its affiliates from and against any losses, claims, damages, expenses (including reasonable counsel fees) or liabilities resulting from any actual or threatened legal actions arising out of such engagement or arising out of the Consultant's role in connection therewith whether or not the Consultant or any other indemnified party is named as a party thereto. Concord will not, however, be responsible for any losses, claims, damages, expenses or liabilities to the extent that they arise out of or result from actions taken or omitted to be taken by the Consultant or its affiliates due to the gross negligence, willful misconduct, or failure to act in good faith in a manner reasonably believed by such person to be in or not opposed to the best interests of Concord of any such person or persons or for information utilized by the Consultant which was not authorized by Concord for use by the Consultant.

     Promptly after receipt by the Consultant of notice of any claim or the commencement of any action or proceeding with respect to which it is entitled to indemnity hereunder, the Consultant will notify Concord in writing of such claim or the commencement of such action or proceeding, and Concord will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to the Consultant and will pay the reasonable fees and expenses of such counsel. Notwithstanding the preceding sentence, the Consultant shall be entitled to employ counsel separate from counsel for Concord and from any other party in such action if the Consultant reasonably determines that a conflict of interest exists which makes representation by counsel chosen by Concord not advisable. In such event, the reasonable fees and disbursements of such separate counsel for the Consultant will be paid by Concord.

     All of the rights and benefits of indemnification specified herein are rights and benefits which inure to the benefit of Steve Jackel personally.

     10. CERTAIN LEGAL FEES -- The parties agree and acknowledge that if either party is required to commence any legal action to enforce any of its rights hereunder and in connection therewith a judgment or award is rendered in such party's favor, the other party shall reimburse the prevailing party for all legal fees and expenses incurred by prevailing party in connection with any such action.


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     11. TERMINATION --

     11.1. By Concord: Cause. Concord may, at any time during the Term by notice to Consultant terminate the Term for "Cause". "Cause" shall mean (i) the continued failure by Consultant or Steve Jackel to substantially perform its duties with Concord; (ii) Jackel's or Consultant's arrest or indictments for any felony or any crime involving moral turpitude or theft; (iii) theft, fraud or embezzlement, at Concord's expense; (iv) the material breach by Consultant of this Agreement, including any failure of Consultant to make Jackel available to perform the services to be rendered by Consultant hereunder; (v) the inability of Jackel to perform his duties as a result of his addiction to alcohol or drugs, other than drugs legally prescribed and administered by a duly licensed physician; or (vi) an act of gross neglect or gross misconduct by Consultant or Jackel. Prior to terminating the Term for Cause for any reason set forth in clause (i), (iv) or (v) of the preceding sentence, Concord must give Consultant written notice of the facts and circumstances giving rise to Cause and provide the Consultant with thirty (30) days to cure, remedy or rectify the situation.

     11.2. Disability. During the Term, if, solely as a result of physical or mental incapacity or infirmity (other than alcoholism or drug addiction), Jackel shall be unable to perform in any material respect Consultant's duties under this Agreement for periods aggregating at least ninety (90) days during the twelve month Term of this Agreement ("Disability Period"), Jackel shall be deemed disabled (the "Disability") Concord, by notice to Consultant, shall have the right to terminate the Term. Notwithstanding the foregoing, Concord shall not be required to pay Consultant during any period when Jackel is unable to perform the services required of Consultant hereunder, provided however that Concord shall have the obligation to make payment to the Consultant for the ninety (90) day Disability Period.

     11.3. Death. The Term shall terminate on the date of Jackel's death.

     11.4. By Concord Without Cause. Concord may cause the Term to be terminated at any time, without Cause, by delivery to Consultant of 30 days' prior written notice of termination.

     11.5. Voluntarily by Consultant. Consultant may cause the Term to be terminated at any time, without Cause, by delivery to Concord of 30 days' prior written notice of termination.

     11.6. Termination Payments. Upon termination of the Term pursuant to the provisions of any of paragraph 11.1, 11.2, 11.3 or 11.5 above, Consultant's right to receive payments pursuant to paragraph 5 and paragraph 8 of this Agreement shall immediately terminate, except for amounts due on account of services rendered or expenses incurred prior to the date of termination. In the event of a termination of the Term by Concord pursuant to the provisions of paragraph 11.4 above, Concord shall continue to be obligated to make the payments provided for in paragraph 5 and paragraph 8 above through April 30, 1996.

     12. CONFIDENTIALITY -- The Consultant will not disclose or use any information which is not otherwise available to the public which comes into its possession as a result of this Agreement, except as may be required by law. Concord will not disclose or use any information which is not otherwise available to the public which comes into its possession as a result of this Agreement, except as may be required by law.


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     13. ADEQUACY OF DISCLOSURE -- Consultant herein gives Concord the right to independently examine, inspect and make inquiry with respect to the Consultant and/or Steve Jackel.

     14. NO MITIGATION OF DAMAGES -- In the event of any termination excluding a termination for Cause of the Term by Concord prior to April 30, 1996, it is agreed by the parties that the Consultant shall not be required to mitigate any damages it may sustain by accepting any other consulting position. Any consulting fee earned by the Consultant in any other capacity either before or after a termination of this Agreement shall not be offset against or otherwise reduce amounts due to it under this Agreement.

     15. DISPUTE RESOLUTION MECHANISM -- The parties agree that any disagreements or contests arising out of or relating to this Agreement shall be brought before an arbitration panel which shall consist of three arbitrators. The parties agree further that the arbitrators shall be chosen as follows: one by the Consultant; one by Concord; and the last arbitrator to be chosen by the other two arbitrators. The parties agree further that they are to have the right to take discovery in connection with any arbitration proceeding.

     16. CHOICE OF LAW; CHOICE OF FORUM -- This Agreement shall be governed by the laws of the State of New Jersey. Any disagreements, contests or arbitration proceedings arising out of or relating to this Agreement shall be brought within the State of New Jersey.

     17. ACKNOWLEDGMENT OF REPRESENTATION OF COUNSEL -- The parties hereto acknowledge that they have been represented by counsel or knowingly waive their right to be represented by counsel with regard to this Agreement and the subject matter hereof. Each party agrees and acknowledges that it has not relied upon any tax advice, legal counsel or business advice provided by the other party.

     18. NOTICES -- All notices required hereunder to be sent shall be effective and binding if sent by certified mail, Federal Express or other similar service or delivered in person to the addresses of the parties set forth herein with copies to their respective counsel.

     19. EXECUTION OF AGREEMENT AND FURTHER ACTIONS -- This Agreement may be executed in duplicate each of which shall constitute an original Agreement. The parties agree to execute such other documents and to take such action as may be necessary to carry out the intent of this Agreement.

     20. VALIDITY -- If any provision of this Agreement or the application of such provision shall be held invalid, the remainder of this Agreement shall not be affected thereby. This Agreement may not be modified by the parties except by a signed writing.

     21. ENTIRE AGREEMENT -- This Agreement is intended by the parties to be a complete, and entire statement of the terms and conditions of their agreements and understandings with respect to the subject matter referenced herein exclusive of the other agreements between them which specifically survive this Agreement as stated herein.


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     22. COOPERATION BETWEEN THE PARTIES -- The parties understand that the success of any financial arrangement will require close cooperation between the parties. Concord agrees to use its best efforts to furnish and supply all necessary information and documents to the Consultant (all non-public documents used in presentations will be approved by Concord), and to make itself and the appropriate members of its organization, its professionals (including but not limited to accountants and lawyers) and anyone else the Consultant deems appropriate, available as the Consultant may require. Concord will provide Consultant an office at its headquarters located at the above address. Consultant will provide its services as generally described herein at paragraph 2 at Concord's headquarters.

     23. AUTHORITY TO ENTER INTO AGREEMENT -- Concord acknowledges and represents that it has authority to enter into this Agreement and to be bound by the terms and conditions of this Agreement.

     24. OTHER ACTIVITIES OF CONSULTANT -- It is acknowledged that the Consultant is an independent contractor. The services to be provided hereunder by the Consultant shall be exclusively provided by Steve Jackel. Consultant shall cause Steve Jackel to devote the time reasonably determined by Concord and Consultant to be necessary to perform the services required to be rendered pursuant to section two hereof. Consultant shall be fully responsible for all payments due to Jackel in connection with services rendered by Jackel pursuant to this Agreement. Consultant shall also be responsible for the payment of any withholding taxes, FICA, unemployment insurance or any other such amounts with respect to Jackel. Jackel and the Consultant agree to indemnify and hold Concord harmless from any claims, amounts due, penalties and/or interest related to their failure to make such payments. Subject to the foregoing, Concord acknowledges that the Consultant and Jackel have the right to enter into other consulting agreements and to perform consulting or other business services for third parties or for themselves during the term of this Agreement.

     25. AGREEMENT TO COOPERATE IN THE FUTURE -- In the event that this Agreement expires or that the Consultant is terminated, for cause or no cause, the Consultant agrees that it will assist Concord to the extent requested by Concord with respect to any lawsuits then existing or which may exist in the future, or any other matter or investigation about which the Consultant may have knowledge based upon the services performed pursuant to this Agreement. In the event that the Consultant so assists Concord, then and in that event, Concord shall pay the Consultant for the expenses which it incurs with respect to such cooperation. It is acknowledged and confirmed that to fulfill its function, the Consultant has designated the availability of Steve Jackel.

     26. SURVIVAL OF TERMS -- The terms of this Agreement shall survive the execution of this Agreement.


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     27. HEADINGS AND SYNTAX -- All references made and pronouns used herein shall be construed in the singular or the plural and in such gender as the sense and circumstances require. The headings set forth in this Agreement are for convenience and reference only and are not intended to modify, limit, describe or affect in any way the contents, scope or intent of this Agreement.

     IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement on the date first written above.



                                             CONCORD CAMERA CORP.



                                             By: ------------------------------
                                                     Harjac Consulting Corp.



                                             By: ------------------------------
                                                         Steve Jackel



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